Exhibit 2.5

AMENDING AGREEMENT

THIS AGREEMENT is made as of August 29, 2013 between OROMIN EXPLORATIONS LTD., a corporation existing under the laws of British Columbia (the “Company”) and TERANGA GOLD CORPORATION, a corporation incorporated under the laws of Canada (“Teranga”).

WHEREAS the Company and Teranga are parties to an arrangement agreement, dated August 27, 2013 (the “Arrangement Agreement”) and now wish to amend the Arrangement Agreement as set forth herein.

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the Company and Teranga agree as follows:

1.                                      Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Arrangement Agreement.

2.                                      The words “Section 2.3(e)” in the definition of “Amalco” in Section 1.1 of the Plan of Arrangement appended to the Arrangement Agreement as Schedule A (the “Plan of Arrangement”) are deleted in their entirety and replaced with the words “Section 2.3(d)”.

3.                                      The definition of “Teranga Replacement Option” in Section 1.1 of the Plan of Arrangement is deleted in its entirety.

4.                                      Section 2.3 of the Plan of Arrangement is deleted in its entirely and replaced with the following:

2.3 Arrangement

Commencing at the Effective Time, except as noted below, the following shall occur and shall be deemed to occur in the following order, without any further act or formality:

(a)                                 all Common Shares held by Dissenting Shareholders shall be deemed to have been transferred (free and clear of all Liens) to the Company; and

(i)

such Dissenting Shareholders shall cease to be the holders of such Common Shares and cease to have any rights as Shareholders other than the right to be paid the fair value for such Common Shares as set out in Article 4;

(ii)

such Dissenting Shareholder shall cease to be a Shareholder, and the name of such Dissenting Shareholder shall be removed from the register of holders of Common Shares maintained by or on behalf of the Company; and

(iii)	such transferred Common Shares will then be deemed to be redeemed and cancelled by the Company;

(b)                                 subject to Section 3.3, each outstanding Common Share (other than those held by Dissenting Shareholders) shall be deemed to be assigned and transferred (free and clear of all Liens) to Teranga in exchange for the Consideration;

(c)                                  the replacement stock options that were issued by Teranga under the Roll-over Stock Option Agreements shall be deemed to have been issued under the Teranga Stock Option Plan, in accordance with the terms of the Roll-over Stock Option Agreements, without any further action of the parties to the Roll-over Stock Option Agreements or the Company;

(d)                                 Oromin and NewCo will merge and continue as one company (“Amalco”) with the same effect as if they had amalgamated under Section 273 of the BCBCA and with effect under Section 282 of the BCBCA; and

(e)                                  from and after the Effective Date, at the time of the step contemplated in Section 2.3(d):

(i)	the shares of NewCo shall be cancelled on the amalgamation without any repayment of capital in respect of such shares;

(ii)

the stated capital of the Amalco common shares will be an amount equal to the “paid-up capital”, as that term is defined in the Tax Act, attributable to the Common Shares immediately prior to the Amalgamation; and

(iii)	Amalco shall have, as its notice of articles and articles, the notice of articles and articles of the Company.

5.                                      Except as expressly amended herein, all other terms and conditions of the Arrangement Agreement and the Plan of Arrangement shall remain in full force and effect.

6.                                      This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each Party irrevocably attorns and submits to the exclusive jurisdiction of the Ontario courts situated in the City of Toronto and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which shall together constitute one and the same instrument. The Parties may rely on copies of this Agreement which are delivered by telecopier or electronic mail as if such copies were originals.

IN WITNESS WHEREOF the Parties have executed this Arrangement Agreement.

OROMIN EXPLORATIONS LTD.

By:	/s/ David Savarie
Authorized Signing Officer

TERANGA GOLD CORPORATION

By:	/s/ Navin Dyal
Authorized Signing Officer